EXHIBIT 99
FOR IMMEDIATE RELEASE:
Monday, November 6, 2006
DEARFOAMS ADDS PRODUCT DEVELOPMENT/DESIGN EXECUTIVE
Organizational Realignment Shifts Duties Among Several Key Managers
PICKERINGTON, Ohio, — Friday, November 17, 2006 — R.G. Barry Corporation (Amex:DFZ), the Dearfoams® company, today announced the hiring of a senior-level product development and design executive and the realignment of responsibilities among several of its top executives.
Smith Assumes New Post
Lee F. Smith has been named to the newly created post of Senior Vice President, Design and Product Development. A veteran footwear executive, Mr. Smith comes to the Company from the presidency of Pacific Footwear Services, a California-based footwear development business. He also is the former president of Pacific Brands, a footwear brand management company, and the former president of Airwalk, a branded supplier of footwear, apparel, accessories and hard goods. In his new role, Smith will direct all of the Company’s product development and design functions.
“The addition of Lee to our management team signals our commitment to increasing the scope of our product development and design capabilities; and of our continuing efforts to attract the best people in the industry to the Dearfoams Company,” said Greg Tunney, President and Chief Executive Officer. “Lee’s expertise and understanding of brands and target markets will substantially strengthen the leadership of our industry-leading design and development teams and should allow us to move more quickly as we work to grow our business both organically and in new channels.”
Organizational Realignment
The Company also announced the following changes to its senior management organization, effective today:
•	Senior Vice President Sourcing Glenn Evans will assume responsibility for all of the Company’s sourcing and logistics functions. He previously had responsibilities for sourcing and creative services.
•	Senior Vice President Sales and Business Development Thomas JZ Konecki will assume additional responsibility for the company’s marketing functions.
•	Senior Vice President Sales Pam Gentile will assume the additional title of Brand President, Dearfoams.
•	Vice President Human Resources Harry Miller has been promoted to Senior Vice President Human Resources.
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R.G. Barry Corporation • 13405 Yarmouth Road N.W., Pickerington, OH 43147 • 614.864.6400 • www.rgbarry.com • www.dearfoams.com

R.G. Barry Adds Executive – 1st add
“Aligning our product procurement functions under a single leader makes organizational sense and should be of significant benefit at every point along the supply chain,” Mr. Tunney said. “With the addition of Lee Smith over the creative processes of design and product development, Tom Konecki overseeing the marketing functions and the other organizational adjustments we have made, I believe that we have the right leaders in the right places to successfully undertake our mission of becoming the preferred choice of products/brands within the accessories footwear category.”
About R.G. Barry Corporation
R.G. Barry Corporation, the Dearfoams® company, is one of the world’s leading developers and marketers of products for the accessories footwear category. To learn more about our business, visit us online at <www.rgbarry.com> and <www.dearfoams.com>.
Contact: Roy Youst, Director Corporate Communications/IR           614.729.7275